Exhibit 10.37

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2013, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Chairman, Chief Executive Officer and President	$922,000
Thomas J. Prescott	Executive Vice President and Chief Financial Officer	418,250
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer	416,250
Mark G. Holladay	Executive Vice President and Chief Risk Officer	340,000
Roy Dallis Copeland, Jr.	Executive Vice President and Chief Banking Officer	340,000